Exhibit 10.7

Execution Version

CREDIT AGREEMENT

between

BROOKFIELD ASSET MANAGEMENT LTD.

and each other Person who becomes a party hereto as a Borrower as Borrowers

and

BROOKFIELD ASSET MANAGEMENT ULC

and each other Person who becomes a party hereto as a Lender as Lenders

November 8, 2022

i

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

iii

CREDIT AGREEMENT

THIS CREDIT AGREEMENT is dated as of November 8, 2022 and is entered into between Brookfield Asset Management Ltd. and each other Person that becomes a Borrower hereunder from time to time, as Borrowers, and Brookfield Asset Management ULC and each other Person that becomes a Lender hereunder from time to time, as Lenders.

The parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

1.1	Defined Terms

As used in this Agreement, the following terms have the meanings specified below:

“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) 0.10% per annum.

“Agreement” means this credit agreement and all exhibits attached hereto, as amended, restated or supplemented from time to time.

“Applicable Law” means, in respect of any Person, property, transaction, event or other matter, as applicable, all Laws relating or applicable to such Person, property, transaction, event or matter.

“Applicable Margin” means, with respect to any Loan under the Credit Facility, the applicable rate per annum, expressed as a percentage, set forth in the relevant row of the table below:

Type of Loan	Applicable Margin
Canadian Prime Rate Loan	0.65%
U.S. Base Rate Loan	0.65%
CDOR Loan	1.65%
SOFR Loan	1.65%

“Authorization” means, with respect to any Person, any authorization, order, permit, approval, grant, licence, consent, franchise, privilege, certificate, judgment, writ, injunction, award, determination, direction, decree, by-law, rule or regulation of any Governmental Authority having jurisdiction over such Person and legally binding on such Person.

“Available Amount” means the amount of the Credit Facility as set out in Section 2.1 as reduced from time to time in accordance with the provisions of this Agreement.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an Interest Period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.11.3.

“Benchmark” means, initially, (a) with respect to Loans in Dollars, the Term SOFR Reference Rate, and (b) with respect to Loans in Canadian Dollars, CDOR; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, or the replacement of the Benchmark has occurred pursuant to Section 2.11.2, as applicable, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.11.1 or 2.11.2.

“Benchmark Replacement” means, for any Available Tenor:

(a)	in the case of any Loan denominated in Dollars, the first alternative set forth in the order below that can be determined by the Lenders on the applicable Benchmark Replacement Date:

(i)	the sum of: (x) Daily Simple SOFR and (y) the related Benchmark Replacement Adjustment;

(ii)

the sum of: (x) the alternate benchmark rate that has been selected by the Lenders and the Borrowers giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (y) the related Benchmark Replacement Adjustment;

(b)

in the case of a Loan denominated in Canadian Dollars for purposes of Section 2.11.1, the sum of (i) the alternate benchmark rate and (b) an adjustment (which may be a positive or negative value or zero), in each case, that has been selected by the Lenders and the Borrowers as the replacement for such Available Tenor of such Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for Canadian dollar-denominated syndicated credit facilities at such time.

(c)	for purposes of Section 2.11.2, the first alternative set forth below that can be determined by the Lenders:

(i)

the sum of: (i) Term CORRA and (ii) 0.29547% (29.547 basis points) for an Available Tenor of one-month’s duration, and 0.32138% (32.138 basis points) for an Available Tenor of three-months’ duration, or

(ii)

the sum of: (i) Daily Compounded CORRA and (ii) 0.29547% (29.547 basis points) for an Available Tenor of one-month’s duration, and 0.32138% (32.138 basis points) for an Available Tenor of three-months’ duration.

If the Benchmark Replacement as determined pursuant to clause (a), (b) or (c) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor hereunder.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(a)

for purposes of clause (a)(i) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Lenders: (i) the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the time that such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor; or (ii) the spread adjustment (which may be a positive or negative value or zero) as of the time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and

(b)

for purposes of clause (a)(ii) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Lenders and the Borrowers giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.

“Benchmark Replacement Conforming Changes” means, with respect to the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “U.S. Base Rate,” the definition of “Canadian Prime Rate”, the definition of “Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods and other technical, administrative or operational matters) that the Lenders decide, in consultation with the Borrowers, may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Lenders in a manner substantially consistent with market practice (or, if the Lenders decide that adoption of any portion of such market practice is not administratively feasible or if the Lenders determine that no market practice for the administration of any such rate exists, in such other manner of administration as the Lenders decide, in consultation with the Borrowers, is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a)

in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); and

(b)

in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

Notwithstanding anything herein to the contrary, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark other than CDOR:

(a)

a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)

a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the Bank of Canada, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c)

a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative or do not, or as a specified future date will not, comply with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks.

Notwithstanding anything herein to the contrary, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder in accordance with Section 2.11 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder in accordance with Section 2.11.

“Borrowers” means, collectively, Brookfield Asset Management Ltd. and each other Person that becomes a Borrower pursuant to Section 2.15; and “Borrower” means any one of them.

“Borrowing” means any availment of the Credit Facility and includes a continuation or conversion of any outstanding Loan.

“Borrowing Request” means a request by any Borrower for a Borrowing pursuant to Section 2.3.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Toronto, Ontario or New York, New York are authorized or required by Applicable Law to remain closed and, in the case of any SOFR Loan, is also not a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“Canadian Dollars” and “Cdn$” refer to lawful money of Canada.

“Canadian Prime Borrowing” means a Borrowing comprised of one or more Canadian Prime Rate Loans.

“Canadian Prime Rate” means, on any day, the annual rate of interest equal to the greater of (a) the annual rate of interest announced by the Canadian Reference Lender and in effect as its prime rate at its principal office in Toronto, Ontario on such day for determining interest rates on Canadian Dollar-denominated commercial loans in Canada, and (b) the annual rate of interest equal to the sum of the one-month CDOR in effect on such day plus 1.0% per annum.

“Canadian Prime Rate Loan” means a Loan denominated in Canadian Dollars which bears interest at a rate based upon the Canadian Prime Rate.

“Canadian Reference Lender” means such bank that is listed on Schedule I of the Bank Act (Canada) that is selected by the Lenders by giving written notice thereof to the Borrowers.

“CDOR” means, with respect to a CDOR Loan, the rate per annum equal to the average per annum rate applicable to Canadian Dollar bankers’ acceptances having an identical or comparable term as the proposed CDOR Loan displayed and identified as such on the CDOR Page of RBSL, rounded to the nearest 1/100th of 1% (with .005% being rounded up), at approximately 10:00 a.m. (Toronto time) on the first day of the Interest Period for such CDOR Loan, with a term equivalent to the Interest Period of such CDOR Loan or if such Interest Period is not equal to a number of months, with a term equivalent to the number of months closest to such Interest Period, plus 0.10%; provided that if such rate does not appear on the CDOR Page of RBSL on such date as contemplated, then the CDOR on such date shall be calculated as the rate for the term referred to above applicable to Canadian Dollar bankers’ acceptances quoted by the Canadian Reference Lender as of 10:00 a.m. (Toronto time) on such date or, if such date is not a Business Day, then on the immediately preceding Business Day, plus 0.10%. If no CDOR is available for a particular Interest Period but CDOR is available for maturities both longer and shorter than such Interest Period, then the CDOR for such Interest Period shall be the CDOR Interpolated Rate plus 0.10%. If CDOR is less than the Floor at any time, it shall be deemed to be the Floor hereunder.

“CDOR Borrowing” means a Borrowing comprised of one or more CDOR Loans.

“CDOR Interpolated Rate” means, in relation to any CDOR Loan and its Interest Period, a rate per annum determined by the Lenders (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between (a) the applicable CDOR for the longest period for which a CDOR is available that is shorter than such Interest Period and (b) the applicable CDOR for the shortest period for which a CDOR is available that is longer than such Interest Period, in each case as of 11:00 a.m. (Toronto time) on the day two Business Days prior to the first day of such Interest Period.

“CDOR Loan” means a Loan denominated in Canadian Dollars which bears interest at a rate based upon CDOR.

“Change in Law” means (a) the adoption or taking effect of any new Law after the date of this Agreement, (b) any change in any Law or in the administration, interpretation, implementation or application thereof by any Governmental Authority after the date of this Agreement, or (c) compliance by any Lender or any of its lenders with any request, guideline or directive (whether or not having the force of law, but in the case of a request, guideline or directive not having the force of law, being a request, guideline or directive with which Persons customarily, and are expected by the relevant Governmental Authority to, comply and nevertheless considered to be binding on a Person or such Person’s property) of any Governmental Authority made or issued after the date of this Agreement.

“CORRA” means the Canadian Overnight Repo Rate Average administered and published by the Bank of Canada (or any successor administrator).

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Credit Facility” has the meaning specified in Section 2.1.1.

“Daily Compounded CORRA” means, for any day, CORRA with interest accruing on a compounded daily basis, with the methodology and conventions for this rate (which will include compounding in arrears with a lookback) being established by the Lenders in accordance with the methodology and conventions for this rate selected or recommended by the Relevant Governmental Body for determining compounded CORRA for business loans; provided that if the Lenders decide that any such convention is not administratively feasible for the Lenders, then the Lenders may establish another convention in its reasonable discretion; and provided that if the administrator has not provided or published CORRA and a Benchmark Transition Event with respect to CORRA has not occurred, then, in respect of any day for which CORRA is required, references to CORRA will be deemed to be references to the last provided or published CORRA.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Lenders in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided that, if the Lenders decide that any such convention is not administratively feasible for the Lenders, then the Lenders may establish another convention in its reasonable discretion.

“Default” means any event or condition which constitutes an Event of Default or which, upon notice, lapse of time or both, would, unless cured or waived, become an Event of Default.

“Distribution” means, with respect to any Person: (a) the retirement, redemption, retraction, purchase or other acquisition of any Equity Securities of such Person; (b) the declaration or payment of any dividend, return of capital or other distribution (in cash, securities or other property or otherwise) of, on or in respect of, any Equity Securities of such Person; (c) any other payment or distribution (in cash, securities or other property, or otherwise) of, on or in respect of any Equity Securities of such Person; or (d) any payment, prepayment or repayment on account of any subordinated debt (or any other debt that by its terms, is expressly subordinated to senior debt of a Borrower) owing by such Person, including in respect of principal, interest, bonus, premium or otherwise.

“Dollar Amount” means at any time with respect to outstanding Loans under the Credit Facility, the aggregate of (a) the amount in Dollars of all Loans that are denominated in Dollars, and (b) the Dollar Equivalent at such time of all Loans that are denominated in Canadian Dollars.

“Dollar Equivalent” means, at the date of determination, the amount of Dollars that the Lenders could purchase, in accordance with its normal practice, with a specified amount of Canadian Dollars based on the Exchange Rate on such date.

“Dollars” and “$” refer to lawful money of the United States unless otherwise indicated.

“Effective Date” has the meaning specified in Section 4.1.

“Environmental Laws” means all applicable federal, provincial, local or foreign laws, rules, regulations, codes, ordinances, orders, decrees, judgements, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, having the force of law and relating to the environment, health and safety, or health protection, including the preservation or reclamation of natural resources and the generation, use, handling, collection, treatment, storage, transportation, recovery, recycling, release, threatened release or disposal of any hazardous or regulated material.

“Equity Securities” means, with respect to any Person, any and all shares, units, interests, participations, rights in, or other equivalents (however designated and whether voting and non-voting) of, such Person’s capital, whether outstanding on the date hereof or issued after the date hereof, including without limitation any interest in a partnership, limited partnership or other similar Person and any unit or beneficial interest in a trust, and any and all rights, warrants, options or other rights exchangeable for or convertible into any of the foregoing.

“Event of Default” has the meaning specified in Section 7.1.

“Exchange Rate” means, on any day, the rate at which Canadian Dollars may be exchanged into Dollars as set forth at approximately 11:00 a.m. New York City time on such date on the relevant Reuters screen for Canadian Dollars; provided that if such rate does not appear on any Reuters screen on any date, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by the Lenders.

“Federal Funds Effective Rate” means, for any period, a fluctuating rate of interest per annum equal for each day during such period to (a) the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the NYFRB, or (b) if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Lenders from three federal funds brokers of recognized standing selected by it. Notwithstanding the foregoing, if the Federal Funds Effective Rate is less than the Floor, it shall be deemed to be the Floor hereunder.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States.

“Floor” means 0.00% per annum.

“GAAP” means generally accepted accounting principles in Canada in effect from time to time which, for clarity, will be determined with reference to IFRS as at the date hereof.

“Governmental Authority” means the Government of Canada, any other nation or any political subdivision thereof, whether provincial, state, territorial or local, and any agency, authority, instrumentality, regulatory body, court or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Hostile Acquisition” means a proposed acquisition by any Borrower or any Subsidiary in circumstances in which the Person subject to such acquisition will not have, as of the date of the acquisition notice in respect of such acquisition, evidenced its agreement or agreement in principle to such acquisition.

“IFRS” means the International Financial Reporting Standards as issued by the International Accounting Standards Board and as in effect from time to time.

“Indemnitee” has the meaning specified in Section 9.4.2.

“Interest Payment Date” means, (a) in the case of any Canadian Prime Rate Loan or U.S. Base Rate Loan, the first Business Day of each month, and (b) in the case of any CDOR Loan or SOFR Loan, the last day of the Interest Period relating to such Loan, provided that if an Interest Period for any CDOR Loan or SOFR Loan exceeds three months, then “Interest Payment Date” shall also include each date which occurs at each three month interval during such Interest Period.

“Interest Period” means with respect to a CDOR Loan or SOFR Loan, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter or such other periods thereafter as may from time to time be agreed to by the Borrower requesting such Loan and the Lenders; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the immediately succeeding Business Day unless such immediately succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the immediately preceding Business Day, (b) any Interest Period pertaining to a SOFR Loan that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, and (c) no Interest Period shall extend beyond the Maturity Date. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a converted or continued Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing. No tenor that is subsequently permanently removed as part of any Benchmark Replacement Conforming Changes shall be available for specification in a Borrowing Request.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“Laws” means all applicable federal, state, provincial, municipal, foreign and international statutes, acts, codes, ordinances, decrees, treaties, rules, regulations, municipal by-laws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards or any provisions of the foregoing, and all policies, practices, directives and guidelines in each case of any Governmental Authority and having the force of law; and “Law” means any one or more of the foregoing.

“Lenders” means, collectively, Brookfield Asset Management ULC and each Person that becomes a Lender hereunder from time to time.

“Loan” means any SOFR Loan, Canadian Prime Rate Loan, CDOR Loan or U.S. Base Rate Loan made by the Lenders to a Borrower pursuant to this Agreement.

“Material Adverse Effect” means any event, development or circumstance which has had or would have (a) a material adverse effect on the business, assets, properties, operations or financial condition of the Borrowers and their Subsidiaries taken as a whole, or (b) a material adverse effect on the ability of the Borrowers (taken as a whole) to perform their obligations under this Agreement.

“Maturity Date” means the date that is five (5) years from the Effective Date.

“Money Laundering Laws” has the meaning specified in Section 3.12.

“NYFRB” means the Federal Reserve Bank of New York.

“Obligations” means all present and future debts, liabilities and obligations of the Borrowers to the Lenders under this Agreement, whether absolute or contingent, due or to become due, existing on the Effective Date or thereafter arising, including without limitation with respect to all Loans, and all interest and fees owing hereunder (including those that accrue after the commencing by or against any Borrower of any insolvency or similar proceeding).

“OFAC” has the meaning specified in Section 3.13.

“OFAC Lists” has the meaning specified in Section 3.13.

“Person” includes any natural person, corporation, company, limited liability company, unlimited liability company, trust, joint venture, association, incorporated organization, partnership, limited partnership, Governmental Authority or other entity.

“RBSL” means Refinitiv Canadian Benchmark Services (UK) Limited.

“Relevant Governmental Body” means (i) with respect to Loans denominated in Dollars, the Federal Reserve Board or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board or the NYFRB, or any successor thereto, and (ii) with respect to Loans denominated in Canadian Dollars, the Bank of Canada, or a committee officially endorsed or convened by the Bank of Canada, or any successor thereto.

“Responsible Officer” means, in respect of any Person, any director or officer of such Person or the general or managing partner of such Person.

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the NYFRB, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Borrowing” means a Borrowing comprised of one or more SOFR Loans.

“SOFR Loan” means a Loan that bears interest at a rate based on Adjusted Term SOFR, other than pursuant to the clause (c) of the definition of “U.S. Base Rate”.

“Specified Threshold Amount” means $125,000,000.

“Subsidiaries” means, collectively, the subsidiaries of the Borrowers, and “Subsidiary” means any of them.

“subsidiary” means, with respect to any Person at any date, any corporation, limited liability company, partnership, limited partnership, trust or other entity of which securities or other ownership interests representing more than 50% of the combined voting stock are owned, directly or indirectly, by such Person or by any one or more subsidiaries of such Person.

“Taxes” means all present and future taxes, charges, fees, levies, imposts, surtaxes, duties and other assessments, including all income, sales, use, goods and services, value added, capital, capital gains, alternative, net worth, transfer, profits, withholding, payroll, employer health, excise, real property and personal property taxes, and any other taxes, customs duties, fees, assessments, or similar charges of any nature, imposed by any Governmental Authority and whether disputed or not.

“Term CORRA” means, for the applicable corresponding tenor, the forward-looking term rate based on CORRA that has been selected or recommended by the Relevant Governmental Body, and that is published by an authorized Benchmark administrator and is displayed on a screen or other information service, as identified or selected by the Lenders in their reasonable discretion at approximately a time and as of a date prior to the commencement of an Interest Period determined by the Lenders in their reasonable discretion in a manner substantially consistent with market practice.

“Term CORRA Notice” means the notification by the Lenders to the Borrowers of the occurrence of a Term CORRA Transition Event.

“Term CORRA Transition Date” means, in the case of a Term CORRA Transition Event, the date that is set forth in the Term CORRA Notice provided to the Borrowers, for the replacement of the then-current Benchmark with the Benchmark Replacement described in clause (c)(I) of such definition, which date shall be at least thirty (30) Business Days from the date of the Term CORRA Notice.

“Term CORRA Transition Event” means the determination by the Lenders that (a) Term CORRA has been recommended for use by the Relevant Governmental Body, and is determinable for any Available Tenor, (b) the administration of Term CORRA is administratively feasible for the Lenders and (c) a Benchmark Replacement, other than Term CORRA, has replaced CDOR in accordance with Section 2.11.2.

“Term SOFR” means, for the applicable tenor, the Term SOFR Reference Rate on the day (such day, the “Term SOFR Determination Day”) that is two (2) Business Days prior to the first day of such applicable Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding Business Day is not more than three (3) Business Days prior to such Term SOFR Determination Day, provided, that if Term SOFR determined as provided above shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor hereunder.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Lenders in their reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Type”, when used in reference to any Loan or Borrowing, refers to whether such Loan or Borrowing is a U.S. Base Rate Loan, Canadian Prime Rate Loan, SOFR Loan or CDOR Loan or a U.S. Base Rate Borrowing, Canadian Prime Borrowing, SOFR Borrowing or CDOR Borrowing, as the case may be.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“U.S. Base Rate” means, on any day, the annual rate of interest equal to the greater of (a) the annual rate of interest announced by a commercial Canadian bank selected by the Lenders and in effect as its base rate at its principal office in Toronto, Ontario on such day for determining interest rates on Dollar demand commercial loans in Canada, and (b) the sum of the Federal Funds Effective Rate plus 0.75% per annum. Any change in the U.S. Base Rate due to a change in the applicable base rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the applicable base rate or the Federal Funds Effective Rate.

“U.S. Base Rate Borrowing” means a Borrowing comprised of one or more U.S. Base Rate Loans.

“U.S. Base Rate Loan” means a Loan denominated in Dollars which bears interest at a rate based upon the U.S. Base Rate.

“Withholdings” has the meaning given to that term in Section 2.14.

1.2	Terms Generally

The definitions of terms herein will apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun will include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” will be deemed to be followed by the phrase “without limitation”. Unless the context requires otherwise: (a) any definition of or reference to any agreement, instrument or other document herein will be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein); (b) any reference herein to any statute or any Section thereof will, unless otherwise expressly stated, be deemed to be a reference to such statute or Section as amended, restated or re-enacted from time to time; (c) any reference herein to any Person will be construed to include such Person’s successors and permitted assigns; (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, will be construed to refer to this Agreement in its entirety and not to any particular provision hereof; (e) all references herein to Articles, Sections and Exhibits will be construed to refer to Articles and Sections of, and Exhibits to, this Agreement; and (f) the words “asset” and “property” will be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contractual rights.

1.3	Accounting Terms; GAAP

Except as otherwise expressly provided herein, all terms of an accounting or financial nature will be construed in accordance with GAAP, as in effect from time to time.

1.4	Time

All time references herein will, unless otherwise specified, be references to local time in Toronto, Ontario, Canada. Time is of the essence of this Agreement.

1.5	Borrowers Jointly and Severally Liable

Each Person that becomes a Borrower is jointly and severally liable for all Obligations, including the obligation to pay all amounts owing hereunder to the Lenders on the dates such amounts are due and on the Maturity Date. Each Borrower agrees that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory repayment, by acceleration or otherwise), the Borrowers will, jointly and severally, promptly pay the same without any demand or notice whatsoever and each Borrower jointly and severally irrevocably and unconditionally accepts joint and several liability with respect to the payment and performance of all Obligations of each other Borrower, it being the intention of the parties hereto that all Obligations be joint and several obligations of each Borrower without preference or distinction among them. Each Borrower agrees that delivery of funds to any Borrower under this Agreement shall constitute valuable consideration and reasonably equivalent value to all Borrowers for purposes of binding them and their assets on a joint and several basis for the Obligations hereunder. Each Borrower agrees that it will not seek payment, directly or indirectly, from any other Borrower through a claim of indemnity, contribution, subrogation or otherwise until all Obligations have been repaid in full and the Credit Facility has terminated.

1.6	Borrowers Bound by Delivered Certificates and Notices

Each Borrower hereby authorizes each other Borrower to deliver or submit to the Lenders on behalf of such Borrower (and all other Borrowers) any Borrowing Request, notice or certificate required or permitted to be delivered or submitted by it or on its behalf hereunder and agrees that it will be bound by, and shall be responsible for any information set forth in any such Borrowing Request, notice or certificate to the same extent as if such Borrowing Request, notice or certificate had been executed by a Responsible Officer of such Borrower and delivered or submitted by such Borrower.

1.7	Currency Equivalents

For purposes of determining (a) whether the amount of any Borrowing, together with all other Borrowings then outstanding or to be borrowed at the same time as such Borrowing, would exceed the Available Amount, (b) the unutilized amount of the Credit Facility, and (c) the outstanding principal amount of any Borrowing, the outstanding principal amount of any Loan that is denominated in Canadian Dollars shall be deemed to be the Dollar Equivalent of such amount determined as of the applicable determination date.

1.8	Amount of Credit

Any reference herein to the amount of credit outstanding means, at any particular time:

(a)	in the case of a Canadian Prime Rate Loan or CDOR Loan, the Dollar Equivalent of the principal amount thereof; and

(b)	in the case of a SOFR Loan or U.S. Base Rate Loan, the principal amount of such Loan.

1.9	Divisions

For all purposes of this Agreement, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person; and (b) if any Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Securities at such time.

1.10	Exhibits

The following are the Exhibits annexed hereto, incorporated by reference and deemed to be a part hereof:

Exhibit A - Borrowing Request

Exhibit B - Form of Deposit Record

ARTICLE 2

THE CREDIT FACILITY

2.1	Establishment of Credit Facility

2.1.1

Subject to the terms and conditions set forth herein, the Lenders hereby establishes in favour of the Borrowers an unsecured revolving credit facility (the “Credit Facility”) in the amount of $500,000,000 (the “Available Amount”) and commits to make Loans to the Borrowers from time to time during the period commencing on the Effective Date and ending on the Maturity Date, provided that the aggregate outstanding principal amount of all such Loans will not at any time exceed the Available Amount. Subject to the terms and conditions of this Agreement, the Borrowers may borrow, repay and re-borrow Loans.

2.1.2

Advances under the Credit Facility are to be used by the Borrowers for their general corporate purposes, provided that in no event will the Credit Facility be used to finance a Hostile Acquisition without the consent of the Lenders.

2.2	Loans and Borrowings

2.2.1

Each Borrowing under the Credit Facility will be comprised of U.S. Base Rate Borrowings or SOFR Borrowings in Dollars, or Canadian Prime Borrowings or CDOR Borrowings in Canadian Dollars, as any Borrower may request in accordance herewith.

2.2.2

Each Borrowing under the Credit Facility will be in an aggregate amount that is not less than $1,000,000 in the case of Borrowings in Dollars and Cdn$1,000,000 in the case of Borrowings in Canadian Dollars.

2.3	Requests for Borrowings

2.3.1

To request a Borrowing under the Credit Facility, any Borrower shall notify the Lenders of such request by written Borrowing Request substantially in the form of Exhibit A not later than 11:00 a.m. (Toronto time) four (4) Business Days before the date of the proposed Borrowing or such shorter period as the Lenders may agree to. Each Borrowing Request shall be irrevocable. The Lenders are entitled to rely upon and act upon any Borrowing Request given or purportedly given by any Borrower, and each Borrower hereby waives the right to dispute the authenticity and validity of any such transaction once the Lenders have advanced funds, based on such Borrowing Request. Each Borrowing Request shall specify the following information:

(a)	the aggregate amount of the requested Borrowing;

(b)	the date of such Borrowing, which shall be a Business Day;

(c)	whether such Borrowing is to be a U.S. Base Rate Borrowing, a SOFR Borrowing, a Canadian Prime Borrowing or a CDOR Borrowing;

(d)

in the case of a CDOR Borrowing or SOFR Borrowing, the initial Interest Period to be applicable to such Borrowing, which shall be a period contemplated by the definition of the term “Interest Period”; and

(e)	the location and number of the applicable Borrower’s account to which funds are to be disbursed.

2.3.2

Each CDOR Borrowing and SOFR Borrowing under the Credit Facility initially shall have the Interest Period specified in the applicable Borrowing Request. Thereafter, a Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and elect a new Interest Period therefor. A Borrower may elect different options with respect to different portions of the affected Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. To make an election pursuant to this Section 2.3.2, a Borrower shall notify the Lenders of such election by delivering a Borrowing Request required under Section 2.3.1 as if such Borrower were requesting a Borrowing to be made on the effective date of such election. Each such Borrowing Request shall be irrevocable. In addition to the information specified in Section 2.3.1, each Borrowing Request delivered pursuant to this Section 2.3.2 shall specify the Loan to which such request applies and, if different options are elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing. If no election is made pursuant to this Section 2.3.2 at the end of an Interest Period applicable to any CDOR Loan or SOFR Loan, the applicable Borrower shall be deemed to have elected an Interest Period of one month for such CDOR Loan or SOFR Loan for the immediately following Interest Period. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Lenders so notify the Borrowers, then so long as an Event of Default is continuing (a) no outstanding Loan may be converted to or continued as a CDOR Borrowing or SOFR Borrowing and (b) unless repaid, each CDOR Loan and SOFR Loan shall be converted to a Canadian Prime Borrowing or U.S. Base Rate Borrowing, respectively, at the end of the then-current Interest Period applicable thereto.

2.3.3	Each CDOR Borrowing and SOFR Borrowing will be subject to Sections 2.9 and 2.12.

2.4	Interest

2.4.1

The Loans under the Credit Facility comprising each U.S. Base Rate Borrowing and Canadian Prime Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 days or 366 days, as the case may be) at a rate per annum equal to the U.S. Base Rate and Canadian Prime Rate, respectively, plus the Applicable Margin from time to time in effect.

2.4.2

The Loans under the Credit Facility comprising each CDOR Borrowing shall bear interest (computed on the basis of the actual number of days in the relevant Interest Period over a year of 365 or 366 days, as the case may be) at CDOR for the Interest Period in effect for such CDOR Loans plus the Applicable Margin from time to time in effect.

2.4.3

The Loans under the Credit Facility comprising each SOFR Borrowing shall bear interest (computed on the basis of the actual number of days in the relevant Interest Period over a year of 360 days) at Adjusted Term SOFR for the Interest Period in effect for such SOFR Loans plus the Applicable Margin from time to time in effect.

2.4.4

Notwithstanding the foregoing, if an Event of Default has occurred and is continuing, the Loans will bear interest to the extent permitted by Applicable Law, after as well as before judgment, at a rate per annum equal to 2.0% plus the rate otherwise applicable to such Loans. All other amounts owing under this Agreement will bear interest at an interest rate equal to the one month Adjusted Term SOFR plus 4.0% per annum.

2.4.5

The applicable U.S. Base Rate, Canadian Prime Rate, Adjusted Term SOFR and CDOR shall be determined by the Lenders, and such determination shall, absent manifest error, constitute prima facie evidence thereof.

2.4.6

Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date and upon termination of the Credit Facility, and in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment together with all breakage costs required to be paid pursuant to Section 2.9.

2.4.7

All interest hereunder shall be payable for the actual number of days elapsed (including the first day but excluding the last day). Any Loan that is repaid on the same day on which it is made shall bear interest for one day.

2.4.8

For the purposes of the Interest Act (Canada) and disclosure thereunder, whenever any interest or any fee to be paid hereunder or in connection herewith is to be calculated on the basis of any period of time that is less than a calendar year, the yearly rate of interest to which the rate used in such calculation is equivalent is the rate so used multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 360, 365 or 366, as applicable. The rates of interest under this Agreement are nominal rates, and not effective rates or yields. The principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement.

2.4.9

If any provision of this Agreement would oblige any Borrower to make any payment of interest or other amount payable to the Lenders in an amount or calculated at a rate which would be prohibited by Law or would result in a receipt by the Lenders of “interest” at a “criminal rate” (as such terms are construed under the Criminal Code (Canada)), then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by Law or so result in a receipt by the Lenders of “interest” at a “criminal rate”, such adjustment to be effected, to the extent necessary (but only to the extent necessary), as follows:

(a)	first, by reducing the amount or rate of interest required to be paid to the Lenders under this Section 2.4; and

(b)	thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to the Lenders which would constitute interest for purposes of Section 347 of the Criminal Code (Canada).

2.5	Evidence of Debt

2.5.1

The Lenders shall maintain accounts in which it shall record (a) the amount of each Loan made hereunder and the relevant Interest Period applicable thereto, (b) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to the Lenders hereunder, and (c) the amount of any sum received by the Lenders hereunder.

2.5.2

The entries made in the accounts maintained pursuant to Section 2.5.1 shall be prima facie evidence (absent manifest error) of the existence and amounts of the obligations recorded therein; provided that the failure of the Lenders to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans and all other amounts payable in connection therewith, including interest and fees, in accordance with the terms of this Agreement.

2.6	Repayment of Loans on Maturity

Each Borrower hereby unconditionally promises to pay to the Lenders the then unpaid principal amount of each Loan on the Maturity Date (or such earlier date that the Loans have been accelerated pursuant to the last paragraph of Section 7.1) together with all interest accrued thereon and other amounts outstanding under this Agreement.

2.7	Mandatory Repayments of Excess Drawn Amounts

If at any time the Lenders determine that the Dollar Amount outstanding under the Credit Facility exceeds the Available Amount, then upon written notice from the Lenders to such effect, the Borrowers will, within 24 hours, make a prepayment of the Credit Facility in an amount equal to such excess.

2.8	Voluntary Prepayments and Cancellation

The Borrowers may, from time to time at their option, prepay any Loan without premium or penalty, or permanently reduce the Available Amount, provided that:

(a)	any prepayment or reduction is in a minimum amount of $1,000,000 or Cdn$1,000,000, as applicable;

(b)	the Borrowers pay concurrently with any such prepayment all interest accrued on the amount prepaid together with all breakage costs required to be paid pursuant to Section 2.9;

(c)

the Lenders receive written notice of such prepayment or reduction, at least three Business Days prior to the date of such prepayment or reduction, and specifying the amount and date of such prepayment or reduction. Any such notice shall be irrevocable and the Borrowers shall be bound to prepay or reduce the Available Amount in accordance with such notice; and

(d)

in the event that the notice provided to the Lenders in accordance with (c) above indicates that the prepaid amount is to permanently prepay the Credit Facility pursuant to this Section 2.8, then the amount prepaid may not be re-borrowed thereunder (otherwise, the Borrowers will retain the right to re-borrow amounts prepaid in accordance with the terms and conditions of this Agreement).

2.9	Breakage Costs

If (a) any Borrower fails to borrow or continue any CDOR Loan or SOFR Loan on the date specified in any Borrowing Request delivered pursuant hereto, or (b) any CDOR Loan or SOFR Loan is paid for any reason on any day other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default or voluntary or mandatory prepayment), then the Borrowers will compensate the Lenders for all losses, costs and expenses that the Lenders incur in connection with such event (including all losses, costs and expenses that any Lender incurs under its own credit facilities), as determined by the Lenders. A certificate of the Lenders setting forth any amount or amounts that the Lenders are entitled to receive pursuant to this Section 2.9 will be delivered to the Borrowers and will, absent manifest error, constitute prima facie evidence thereof. The Borrowers will pay the Lenders the amount shown as due on any such certificate within 30 days after receipt thereof.

2.10	Alternate Rate of Interest

If prior to the commencement of any Interest Period for a CDOR Borrowing or SOFR Borrowing:

(a)	the Lenders determine that adequate and reasonable means do not exist for ascertaining CDOR or SOFR for such Interest Period; or

(b)

the Lenders determine that CDOR or SOFR for such Interest Period will not adequately and fairly reflect the cost to the Lenders of making or maintaining CDOR Loans or SOFR Loans included in such Borrowing for such Interest Period;

then the Lenders shall give notice thereof to the Borrowers as promptly as practicable thereafter and, until the Lenders notify the Borrowers that the circumstances giving rise to such notice no longer exist, (i) any Borrowing Request that requests the continuation of any Borrowing as an affected CDOR Borrowing or a SOFR Borrowing (as applicable) shall be deemed to request conversion to a Canadian Prime Borrowing or U.S. Base Rate Borrowing (as applicable), and (ii) any Borrowing Request that requests an affected CDOR Borrowing or SOFR Borrowing (as applicable) shall be made as a Canadian Prime Borrowing or U.S. Base Rate Borrowing (as applicable).

2.11	Benchmark Replacement

2.11.1

Benchmark Replacement Setting. Notwithstanding anything to the contrary herein, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a)(i) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement, (y) if a Benchmark Replacement is determined in accordance with clause (a)(ii) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Borrowers without any amendment to, or further action or consent of any other party to, this Agreement and (z) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder in respect of any Benchmark setting at or after 5:00 p.m. (Toronto time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Borrowers without any amendment to, or further action or consent of any other party to, this Agreement. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a quarterly basis.

2.11.2

Replacing CDOR. On May 16, 2022, RBSL, the administrator of CDOR, announced in a public statement that the calculation and publication of all tenors of CDOR will permanently cease immediately following a final publication on Friday, June 28, 2024. On the date that all Available Tenors of CDOR have either permanently or indefinitely ceased to be provided by RBSL, if the then-current Benchmark is CDOR, the Benchmark Replacement will replace such Benchmark for all purposes hereunder in respect of any setting of such Benchmark on such day and all subsequent settings without any amendment to, or further action or consent of any other party to this Agreement. If the Benchmark Replacement is Daily Compounded CORRA, all interest payments will be payable on a quarterly basis.

2.11.3

Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Lenders will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

2.11.4

Notices; Standards for Decisions and Determinations. The Lenders will promptly notify the Borrowers of (i) the implementation of any Benchmark Replacement, (ii) the occurrence of a Term CORRA Transition Event and (iii) the effectiveness of any Benchmark Replacement Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Lenders will notify the Borrowers of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.11.1 and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Lenders pursuant to this Section 2.11, as applicable, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.11.

2.11.5

Unavailability of Benchmark. Notwithstanding anything to the contrary herein, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate, Term CORRA or CDOR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Lenders in their reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Lenders may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Lenders may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

2.11.6

Secondary Term CORRA Conversion. Notwithstanding anything to the contrary herein and subject to the proviso below in this Section 2.11.6, if a Term CORRA Transition Event and its related Term CORRA Transition Date have occurred, then on and after such Term CORRA Transition Date (i) the Benchmark Replacement described in clause (c)(i) of such definition will replace the then-current Benchmark for all purposes hereunder in respect of any setting of such Benchmark on such day and all subsequent settings, without any amendment to, or further action or consent of any other party to, this Agreement; and (ii) each Loan outstanding on the Term CORRA Transition Date bearing interest based on the then-current Benchmark shall convert, at the start of the next interest payment period, into a Loan bearing interest at the Benchmark Replacement described in clause (c)(i) of such definition for the respective Available Tenor as selected by the applicable Borrower as is available for the then-current Benchmark; provided that, this Section 2.11.6 shall not be effective unless the Lenders have delivered to the Borrowers a Term CORRA Notice.

2.11.7

Conversions or Continuations to Base Rate Loans. Upon the Borrowers’ receipt of notice of the commencement of a Benchmark Unavailability Period, any Borrower may revoke any pending request for a SOFR Borrowing or CDOR Borrowing, or conversion to or continuation of SOFR Loans or CDOR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrowers will be deemed to have converted (i) any request for a SOFR Borrowing or a conversion to or continuation of a SOFR Borrowing into a request for a Borrowing of or conversion to a U.S. Base Rate Loan and (ii) any request for a CDOR Borrowing or a conversion to or continuation of a CDOR Borrowing into a request for a Borrowing of or conversion to a Canadian Prime Rate Loan. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of U.S. Base Rate or Canadian Prime Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of U.S. Base Rate or Canadian Prime Rate, as applicable.

2.12	Increased Costs; Illegality

2.12.1	If any Change in Law shall:

(a)

impose, modify or deem applicable any reserve, special deposit, additional capital, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any of its lenders; or

(b)

impose on any Lender or any of its lenders any other condition affecting any cost or charge directly or indirectly incurred by such Lender in connection with a Loan hereunder (including the imposition on such Lender or any of its lenders of, or any change to, any Tax or other charge with respect to its or their CDOR Loans or SOFR Loans or participation therein, or its obligation to make CDOR Loans or SOFR Loans);

and the result of any of the foregoing shall be to increase the cost to such Lender of making, continuing, converting to or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

2.12.2

If a Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing such Lender’s rate of return with respect to the Loans made by such Lender to a level below that which such Lender would have achieved but for such Change in Law prior to the occurrence of such Change in Law, then from time to time the Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender for any such reduction suffered.

2.12.3

A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender as specified in Sections 2.12.1 or 2.12.2 shall be delivered to the Borrowers, and any such certificate shall include a brief description of the Change in Law and a calculation of the amount or amounts necessary to compensate such Lender and shall, absent manifest error, be prima facie evidence of the amount of such compensation. The Borrowers shall pay the applicable Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

2.12.4	Failure or delay on the part of a Lender to demand compensation pursuant to this Section 2.12 shall not constitute a waiver of such Lender’s right to demand such compensation.

2.12.5

In the event that a Lender shall have determined (which determination shall be reasonably exercised and shall, absent manifest error, constitute prima facie evidence thereof) at any time that the making or continuance of any Type of Loan has become unlawful or materially restricted as a result of compliance by such Lender in good faith with any Applicable Law, then, in any such event, such Lender shall give prompt notice (by telephone and confirmed in writing) to the Borrowers of such determination. Upon the giving of the notice to the Borrowers referred to in this

Section 2.12.5, the Borrowers’ right to request (by continuation or otherwise), and such Lender’s obligation to make, Loans of that Type shall be immediately suspended and if the affected Type of Loans are then outstanding, the Borrowers shall immediately, or if permitted by Applicable Law, no later than the date permitted thereby, upon at least one Business Day prior written notice to the Lenders, convert each such affected Type of Loan into a Type of Loan that is not so affected.

2.13	Payments Generally

The Borrowers shall make each payment required to be made by them hereunder (whether of principal, interest or fees, amounts payable under any of Sections 2.9 or 2.12 or otherwise) prior to 12:00 p.m. (Toronto time) on the date when due, in immediately available funds, without set-off or counterclaim except for any deductions or withholdings for any present or future Taxes or similar charges that a Borrower is required to make pursuant to Applicable Law. Any amounts received after such time on any date may, in the discretion of the Lenders, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. The Borrowers shall make payments to the Lenders in accordance with instructions provided by the Lenders to the Borrowers.

2.14	Withholding Tax

2.14.1

Any and all payments required to be made by or on behalf of the Borrowers under this Agreement will be made free and clear of, and without deduction or withholding for, or on account of, any present or future Taxes or similar charges (collectively, the “Withholdings”) unless such Withholdings are required to be made under Applicable Law. If a Borrower is so required to deduct or withhold any Withholdings from any amount payable to the Lenders:

(a)	the applicable Borrower will remit the Withholdings to the appropriate taxation authority following its deduction or withholding prior to the date on which penalties attach thereto; and

(b)

within 30 days after such Withholdings have been remitted, the applicable Borrower will deliver to the Lenders evidence satisfactory to the Lenders, acting reasonably, that the Taxes or charges in respect of which such deduction or withholding was made have been remitted to the appropriate taxation authority.

2.14.2

The Borrowers will pay any and all present or future stamp or documentary taxes or any other taxes arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement to the relevant Governmental Authority in accordance with Applicable Law.

2.15	Addition of Borrowers

A Borrower may elect from time to time to designate another Subsidiary as a Borrower hereunder subject to delivering to the Lenders a signed accession agreement in the form required by the Lenders, and from and after the date of such designation, such Subsidiary shall for all purposes be a “Borrower” hereunder.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Each Borrower represents and warrants to the Lenders that:

3.1	Organization; Powers

It is organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority and holds all requisite licences, permits, approvals and qualifications necessary to carry on its business as presently conducted, and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except to the extent that the failure to be so qualified would not have a Material Adverse Effect.

3.2	Authorization; Enforceability

This Agreement is within its corporate or partnership power and has been authorized by all necessary corporate and other action. This Agreement has been executed and delivered by it and constitutes legal, valid and binding obligations of it, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

3.3	Governmental Approvals; No Conflicts

This Agreement, except for matters that, individually or in the aggregate would not result in a Material Adverse Effect, (a) does not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, (b) does not violate any Applicable Law or its constating or organizational documents or any order of any Governmental Authority, (c) does not violate in any material way or result in a default under any indenture, agreement or other instrument binding upon it or any of its assets, or give rise to a right thereunder to require any payment to be made by it, and (d) does not result in the creation or imposition of any lien on any of its assets.

3.4	Financial Information

3.4.1

All financial statements delivered to the Lenders pursuant to this Agreement in respect of a Borrower present fairly, in all material respects, the financial position and results of operations and cash flows of such Borrower as of such dates and for such periods of such financial statements, in accordance with GAAP.

3.4.2

All written information (including that disclosed in all financial statements) pertaining to the Borrowers that has been made available to the Lenders by any Borrower or any authorized representative of any Borrower, taken as a whole, was, when furnished, complete and correct in all material respects and did not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made.

3.5	Litigation

There are no actions, suits or proceedings pending or, to any Borrower’s actual knowledge, threatened in writing against or affecting any Borrower, any of the Subsidiaries or any of their assets that would, if determined adversely, affect the legality or enforceability of this Agreement or have a Material Adverse Effect.

3.6	Compliance with Laws and Agreements

Except for any matters that, individually or in the aggregate, would not result in a Material Adverse Effect, the Borrowers and the Subsidiaries are in compliance with all Laws applicable to them or their property (including all labour laws) and all indentures, agreements and other instruments binding upon them or their property (including all labour contracts). Except for any matters that, individually or in the aggregate, would not result in a Material Adverse Effect, the Borrowers and the Subsidiaries have not violated or failed to obtain any Authorization necessary to the ownership of their property or assets or the conduct of their businesses.

3.7	Taxes

The Borrowers and the Subsidiaries have timely filed or caused to be filed all Tax returns and reports required to have been filed and have paid or caused to be paid all Taxes required to have been paid (including all instalments with respect to the current period) and have made adequate provision for Taxes for the current period, except Taxes which individually or in the aggregate would not have a Material Adverse Effect.

3.8	Pension Plans

All material obligations of the Borrowers and the Subsidiaries (including fiduciary, funding, investment and administration obligations) required to be performed in connection with their pension and benefit plans and the funding agreements therefor have been performed on a timely basis and there are no unfunded or undisclosed liabilities thereunder, except to the extent that the same, individually or in aggregate, would not result in a Material Adverse Effect.

3.9	No Order or Judgments

There are no orders, judgments, awards or decrees outstanding against any Borrower or any Subsidiary, or affecting their assets, that would have a Material Adverse Effect.

3.10	Solvency

No Borrower is an “insolvent person” within the meaning of the Bankruptcy and Insolvency Act (Canada).

3.11	Environmental Matters

Neither the property of the Borrowers and the Subsidiaries, nor the operations conducted thereon, violate any applicable order of any Governmental Authority made pursuant to Environmental Laws, where such violation would result in remedial obligations having a Material Adverse Effect.

3.12	Money Laundering Laws

The operations of the Borrowers are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the U.S. Currency and Foreign Transactions Reporting Act of 1970, as amended, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and the other applicable money laundering Laws to which they are subject, including the rules and regulations thereunder (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body involving any of them with respect to the Money Laundering Laws is pending, except as disclosed in writing to the Lenders or as would not have a Material Adverse Effect.

3.13	Office of Foreign Assets Control

No Borrower is, and none of their respective directors, officers, Subsidiaries, or, to their knowledge, employees is (a) a person included in the Specially Designated Nationals and Blocked Persons Lists (the “OFAC Lists”), as published from time to time by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), or (b) currently subject to any U.S. economic sanctions administered by OFAC.

3.14	Survival of Representations and Warranties

The representations and warranties set out in this Article 3 and in any certificate or notice delivered pursuant to this Agreement will survive the execution and delivery of this Agreement notwithstanding any investigation or examination that may be made by the Lenders.

3.15	Deemed Repetition

The representations and warranties of the Borrowers contained in this Article 3 will be deemed to be repeated on the date of the delivery of each Borrowing Request and each continuation or conversion of a Borrowing as if made on each such date, unless such representations and warranties expressly refer to a different date.

ARTICLE 4

CONDITIONS PRECEDENT TO LOANS

4.1	Effective Date

The obligations of the Lenders to make Loans hereunder shall not become effective until the date (such date, the “Effective Date”) on which the Lenders confirm to the Borrowers that each of the following conditions is satisfied (or waived by the Lenders in accordance with Section 9.3):

4.1.1	Credit Agreement. The Lenders shall have received from the Borrowers a counterpart of this Agreement signed on behalf of the Borrowers.

4.1.2	Other Documentation. The Lenders shall have received such other documents and instruments as are both customary for transactions of this type and as it may reasonably request.

4.1.3

Completion of Arrangement. The “Corporation Spin-off Butterfly” transactions under the Arrangement shall have been completed. For purposes hereof, “Arrangement” means the plan of arrangement pursuant to which, among other things, Brookfield Asset Management Inc. transfers its asset management business to Brookfield Asset Management ULC.

4.2	Each Borrowing

The obligation of the Lenders to make a Loan on the occasion of any Borrowing (including on the occasion of the initial Borrowing hereunder), is subject to the satisfaction of the following conditions, it being understood that the conditions are included for the exclusive benefit of the Lenders and may be waived in writing in whole or in part by the Lenders at any time:

(a)

the representations and warranties of the Borrowers set forth in this Agreement shall be true and correct on and as of the date of each such Borrowing, as if made on such date unless such representations and warranties expressly refer to a different date;

(b)	at the time of and immediately after giving effect to such Borrowing, no Default or Event of Default shall have occurred and be continuing; and

(c)	the Lenders shall have received a Borrowing Request in the manner and within the time period required by Section 2.3.

ARTICLE 5

AFFIRMATIVE COVENANTS

From (and including) the Effective Date until the expiry or termination of the Credit Facility and the payment in full of all Obligations owing hereunder, the Borrowers covenant and agree with the Lenders that:

5.1	Financial Statements and Other Information

The Borrowers will furnish or cause to be furnished to the Lenders:

5.1.1	at the request of any Lender, the most recently prepared financial statements of any Borrower;

5.1.2

forthwith after a Responsible Officer of a Borrower learns of the existence of a Default or Event of Default, a certificate of such Borrower, signed by a Responsible Officer, specifying the event which constitutes a Default or Event of Default and the steps being taken to cure such Default or Event of Default;

5.1.3	forthwith after a Responsible Officer of a Borrower learns that any representation or warranty is inaccurate in any material respect when made or deemed to have been made, notice thereof;

5.1.4

forthwith upon receipt thereof, notice to the Lenders of any action, suit or proceeding affecting any Borrower or any Subsidiary that would, if determined adversely, have a Material Adverse Effect and will, from time to time, furnish the Lenders with such information reasonably required by the Lenders with respect to the status of any such action, suit or proceeding; and

5.1.5	such other information as any Lender may from time to time reasonably request.

5.2	Existence; Conduct of Business

Each Borrower will maintain its existence in good standing and conduct its businesses in a prudent manner.

5.3	Timely Payment

The Borrowers will make due and timely payment, as provided for herein, of the principal of all Loans, all interest thereon and all fees and other amounts required to be paid hereunder.

5.4	Books and Records

The Borrowers will at all times keep true and complete financial books and records and accounts in accordance with, to the extent applicable, GAAP.

5.5	Compliance with Laws

The Borrowers will, and will cause the Subsidiaries to, comply with all Laws applicable to them or their property, except where the occurrence of such non-compliance, individually or in the aggregate, would not result in a Material Adverse Effect. The Borrowers will not directly or indirectly (a) lend or contribute by way of equity the proceeds of the Loans to any Person on the OFAC Lists at the time of such loan or contribution or any Person that is known to the Borrowers as being owned or controlled by a Person on the OFAC Lists at such time, or (b) knowingly use or otherwise knowingly make available the proceeds of the Loans to any subsidiary, joint venture partner or other Person in violation of any of the U.S. economic sanctions administered by OFAC.

5.6	Insurance

The Borrowers will, and will cause the Subsidiaries to, maintain or cause to be maintained, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such liabilities, casualties, risks and contingencies and in such types (including business interruption insurance and, to the extent available at commercially reasonable rates, flood insurance) and amounts as is customary in the case of Persons engaged in the same or similar businesses, except where the occurrence of such non-compliance, individually or in the aggregate, would not result in a Material Adverse Effect.

5.7	Operation of Business

The Borrowers will, and will cause the Subsidiaries to, maintain all necessary licences, approvals and permits and manage and operate their businesses in compliance in all material respects with all Applicable Laws, except where a failure to so maintain, manage and operate would not result in a Material Adverse Effect.

5.8	Maintenance of Assets

The Borrowers will cause their properties and the properties of the Subsidiaries, to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in their judgment may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times except where a failure to take any of the foregoing actions would not result in a Material Adverse Effect. Nothing in this Section will prevent or restrict the sale, abandonment or other disposition of any such properties that would not result in a Material Adverse Effect.

5.9	Payment of Taxes

The Borrowers will, and will cause the Subsidiaries to, on or before the date for payment thereof, pay all Taxes imposed upon them or upon their assets, the non-payment of which would result in a Material Adverse Effect, except any such Tax that is being contested in good faith and by proper proceedings and as to which appropriate reserves are maintained in accordance with generally accepted accounting principles.

5.10	Use of Proceeds

The Borrowers will use the proceeds of all Borrowings obtained under the Credit Facility only for the purposes set out in Section 2.1.2 of this Agreement.

ARTICLE 6

NEGATIVE COVENANTS

From (and including) the Effective Date until the termination or expiry of the Credit Facility and the payment in full of all Obligations owing hereunder, the Borrowers covenant and agree with the Lenders that:

6.1	Fundamental Changes

None of the Borrowers (in each case, a “Predecessor”) will enter into any transaction whereby all or substantially all of its assets would become the property of any other Person (a “Successor”) whether by way of reorganization, reconstruction, consolidation, amalgamation, merger, transfer, sale or otherwise, unless:

(a)	no Default or Event of Default will have occurred and remain outstanding, and such transaction will not result in the occurrence of any Default or Event of Default;

(b)

prior to or contemporaneously with the consummation of such transaction the Predecessor and/or the Successor have executed such instruments and delivered such legal opinions as the Lenders reasonably request in forms acceptable to the Lenders, acting reasonably, and done such things as are necessary or advisable to establish that upon the consummation of such transaction:

(i)	the Successor will have assumed all the covenants and obligations of the Predecessor under this Agreement; and

(ii)	this Agreement will be a valid and binding obligation of the Successor entitling the Lenders, as against the Successor, to exercise all its rights under its Agreement.

(whereupon such Successor will become a Borrower hereunder, entitled to exercise every right and power of the Predecessor hereunder with the same effect as if such Successor had been named as a Borrower hereunder, whereupon the Predecessor will be released from all of its covenants and the Obligations); and

(c)

the Lenders, having received such information relating to such proposed transaction as the Lenders may have reasonably requested, have confirmed in writing that such Successor is acceptable to the Lenders, acting reasonably.

The foregoing will not apply to any transfer of any assets by any Borrower to any other Borrower or to any Subsidiary.

6.2	Limitation on Distributions

No Borrower will declare or make any Distributions during the occurrence and continuance of an Event of Default, provided that, if a Distribution has been declared in accordance with this Agreement and a Default (other than a payment Default or a Default under Section 6.1) subsequently occurs, the applicable Borrower will be entitled to pay such Distribution as declared so long as at the time of such payment such Default has not become an Event of Default and no other Event of Default has then occurred and is continuing; provided that the foregoing shall not apply to Distributions made to any other Borrower.

ARTICLE 7

EVENTS OF DEFAULT

7.1	Events of Default

If any of the following events (“Events of Default”) occurs:

(a)	the Borrowers fail to pay the principal of any Loan when due and payable by it, including on the Maturity Date;

(b)

the Borrowers fail to pay interest or any other amount owing by it hereunder when due and such failure continues unremedied for a period of five Business Days after written notice thereof from the Lenders;

(c)

any representation or warranty made or deemed to be made by or on behalf of any Borrower hereunder will prove to have been incorrect in any material respect when made or deemed to be made and, if such incorrect representation or warranty can reasonably be expected to be cured within 15 Business Days, such incorrect representation or warranty is not remedied within 15 Business Days after notice thereof from the Lenders;

(d)

any Borrower fails to observe or perform any other covenant, condition or agreement contained in this Agreement and such failure continues unremedied for a period of 20 Business Days after the earlier of (i) a Responsible Officer becoming aware of such failure or (ii) written notice thereof from the Lenders;

(e)	any Borrower:

(i)

becomes insolvent, or generally does not or becomes unable to pay its debts or meet its liabilities as the same become due, or admits in writing its inability to pay its debts generally, or declares any general moratorium on its indebtedness, or proposes a compromise or arrangement between it and any class of its creditors;

(ii)

commits an act of bankruptcy under the Bankruptcy and Insolvency Act (Canada) or under analogous foreign law, or makes an assignment of its property for the general benefit of its creditors under such Act or under analogous foreign law, or makes a proposal (or files a notice of its intention to do so) under such Act or under analogous foreign law;

(iii)

institutes any proceeding seeking to adjudicate it an insolvent, or seeking liquidation, dissolution, winding-up, reorganization, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors generally (or any class of creditors), or composition of it or its debts or any other relief, under any federal, provincial or foreign Law in effect on the Effective Date or thereafter arising relating to bankruptcy, winding-up, insolvency, reorganization, receivership, plans of arrangement or relief or protection of debtors (including the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) and any applicable corporations legislation) or at common law or in equity, or files an answer admitting the material allegations of a petition filed against it in any such proceeding;

(iv)

applies for the appointment of, or the taking of possession by, a receiver, interim receiver, receiver/manager, sequestrator, conservator, custodian, administrator, trustee, liquidator or other similar official for it or any substantial part of its property; or

(v)

threatens to do any of the foregoing, or takes any action, corporate or otherwise, to approve, effect, consent to or authorize any of the actions described in this Section 7.1(e) or in Section 7.1(f), or otherwise acts in furtherance thereof or fails to act in a timely and appropriate manner in defence thereof;

(f)	any petition, proposal or notice of intention to file a proposal is filed, application made or other proceeding instituted against or in respect of any Borrower:

(i)	seeking to adjudicate it an insolvent;

(ii)	seeking a receiving order against it under the Bankruptcy and Insolvency Act (Canada) or under analogous foreign law;

(iii)

seeking liquidation, dissolution, winding-up, reorganization, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors generally (or any class of creditors), or composition of it or its debts or any other relief under any federal, provincial or foreign Law in effect on the Effective Date or thereafter arising relating to bankruptcy, winding-up, insolvency, reorganization, receivership, plans of arrangement or relief or protection of debtors (including the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) and any applicable corporations legislation) or at common law or in equity; or

(iv)

seeking the entry of an order for relief or the appointment of, or the taking of possession by, a receiver, interim receiver, receiver/manager, sequestrator, conservator, custodian, administrator, trustee, liquidator or other similar official for it or any substantial part of its property;

and such petition, application or proceeding continues undismissed, or unstayed and in effect, for a period of 60 days after the institution thereof; provided that if an order, decree or judgment is granted or entered (whether or not entered or subject to appeal) against such Borrower in the interim, such grace period will cease to apply, and provided further that if such Borrower files an answer admitting the material allegations of a petition filed against it in any such proceeding, such grace period will cease to apply;

(g)

any other event occurs which, under the Laws of any applicable jurisdiction, has an effect equivalent to any of the events referred to in either of Sections 7.1(e) or (f) and, if the event is equivalent to the event referred to in (f) (subject to the same provisos), the 60 day grace period will apply as set out in (f);

(h)

any one or more judgments for the payment of borrowed money in an aggregate amount in excess of the Specified Threshold Amount is rendered against any Borrower and such Borrower has not (i) provided for the discharge of such judgment in accordance with its terms within 30 days from the date of entry thereof, or (ii) procured a stay of execution within 30 days from the date of entry thereof and within such period, or such longer period during which execution of such judgment continues to be stayed, appealed such judgment and caused the execution thereof to be stayed during such appeal; provided that if enforcement and/or realization proceedings or similar processes are lawfully commenced in respect thereof in the interim, such grace period will cease to apply;

(i)

any property of any Borrower having a fair market value in excess of the Specified Threshold Amount is seized (including by way of execution, attachment, garnishment, levy or distraint) or any lien thereon securing indebtedness is enforced against such property, or such property has become subject to any charging order or equitable execution of a Governmental Authority, or any writ of execution or distress warrant exists in respect of such property, or any sheriff or other Person becomes lawfully entitled by operation of law or otherwise to seize or distrain upon such property, and in any case such seizure, enforcement, execution, attachment, garnishment, distraint, charging order or equitable execution or other seizure or right continues in effect and is not released or discharged for more than 30 days or such longer period during which entitlement to the use of such property continues with the affected Borrower and the affected Borrower is contesting the same in good faith and by appropriate proceedings; provided that if the property is removed from the use of the affected Borrower or is sold in the interim, such grace period shall cease to apply;

(j)

any event or condition occurs that results in any indebtedness for borrowed money (other than indebtedness owing hereunder) of any Borrower in an aggregate amount in excess of the Specified Threshold Amount becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holders of such indebtedness for borrowed money to cause any such indebtedness to become due prior to its scheduled maturity (where all applicable grace or cure periods have expired) and, in either such case, such event or condition is not waived by the holders of such indebtedness; or

(k)

this Agreement, at any time for any reason, terminates or ceases to be in full force and effect and a legally valid, binding and enforceable obligation of the Borrowers, is declared to be void or voidable or is repudiated, or the validity, binding effect, legality or enforceability hereof is at any time contested by any Borrower, or any Borrower denies that it has any or any further liability or obligation hereunder, or any action or proceeding is commenced to enjoin or restrain the performance or observance by the Borrower of any material terms hereof or to question the validity or enforceability hereof, then, and in every such event (other than an event with respect to a Borrower described in clause (e), (f) or (g) above), and at any time thereafter during the continuance of such event or any other such event, the Lenders may, by notice to the Borrowers, take either or both of the following actions, at the same or different times: (i) terminate the availability of the Credit Facility, and thereupon the Credit Facility will terminate immediately, and (ii) declare all Loans and Obligations then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of all Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations of the Borrowers accrued hereunder, will become due and payable immediately, without presentment, demand, protest or other notice of any kind except as set forth earlier in this paragraph, all of which are hereby waived by the Borrowers; and in the case of any event with respect to a Borrower described in clause (e), (f) or (g) above, the Credit Facility will automatically terminate and the principal of all Loans then outstanding, together with accrued interest thereon and all fees and other Obligations of the Borrowers accrued hereunder, will automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.

7.2	Legal Proceedings

If any Event of Default occurs, the Lenders may, in their discretion, exercise any right or recourse and/or proceed by any action, suit, remedy or proceeding against the Borrowers authorized or permitted by Law for the recovery of all the indebtedness and liabilities of the Borrowers to the Lenders and proceed to exercise any and all rights and remedies hereunder, and no such remedy for the enforcement of the rights of the Lenders will be exclusive of or dependent on any other remedy but any one or more of such remedies may from time to time be exercised independently or in combination.

7.3	Non-Merger

The taking of a judgment or judgments or any other action or dealing whatsoever by the Lenders in respect of this Agreement will not operate as a merger of any indebtedness of any Borrower to the Lenders or in any way suspend payment or affect or prejudice the rights, remedies and powers, legal or equitable, which the Lenders may have in connection with such liabilities and the surrender, cancellation or any other dealings with any security for such liabilities will not release or affect the liability of the Borrower hereunder.

ARTICLE 8

DEPOSITS

8.1	Deposits

Until the Maturity Date, any Lender or its nominee may from time to time request to place amounts on deposit with a Borrower or its nominee. If a Borrower or its nominee agrees to accept such a deposit, then the parties hereto agree that the terms set out in Exhibit B will govern such deposit and the parties to such arrangement will execute a Deposit Record substantially in the form of Exhibit B.

ARTICLE 9

MISCELLANEOUS

9.1	Addition of Lenders

9.1.1

The initial Lender, and any other Lender added to this Agreement pursuant to this Section 9.1.1, may at any time and from time to time add any Person as a Lender hereunder by delivering written notice of such designation to the Borrowers. From and after the delivery of any such written notice by any Lender, each Person that is so designated as a Lender hereunder will be entitled to all rights and benefits of this Agreement and be jointly and severally liable with each other Lender hereunder for the obligations of the Lenders hereunder. The Lenders may designate and appoint one or more of the Lenders or any other Person as their agents under this Agreement for the purposes of receiving all notices and requests to be issued, giving all consents and approvals and receiving all payments to be made to the Lenders hereunder and the Borrowers will be entitled to rely on any such designation and appointment and will be deemed to have discharged their obligations hereunder if such notices and requests are delivered, consents and approvals are obtained and payments are made in accordance with such designations and appointments. The Borrowers agree to execute and deliver such amendments as may be reasonably requested by the Lenders to give effect to a multi-lender credit agreement.

9.1.2

The Lenders agree that, unless they agree otherwise as between themselves with respect to any Loans or any of their obligations hereunder, the following provisions shall apply to govern their respective rights and obligations as between each other:

(a)	all Loans will be advanced by the Lenders equally, with each of the Lenders existing as at the date of this Agreement advancing one-third of each Loan requested by the Borrowers hereunder;

(b)	notwithstanding Section 9.1.2(a), each of the Lenders will be jointly and severally liable to the Borrowers for the obligations of the Lenders to advance Loans to the Borrowers hereunder;

(c)

all payments received by the Lenders (or any of them) in respect of the Obligations (whether from the Borrowers, by the exercise of remedies, by set-off or otherwise) will be applied in the following order of priority:

(i)

first, to reimburse the Lenders for all unreimbursed expenses and costs incurred by them and indemnification amounts owing to them, with each Lender receiving its pro rata share based on the aggregate of such amounts owing to it;

(ii)	second, to pay all accrued but unpaid interest and breakage costs owing to the Lenders, on a pro rata basis based on the respective amounts owing to them;

(iii)	third, to pay all principal owing to the Lenders, on a pro rata basis based on the respective amounts of principal owing to them; and

(iv)	fourth, to pay any other Obligations owing to the Lenders, on a pro rata basis based on their share of such Obligations; and

(d)	all decisions will be made by the Lenders unanimously.

9.2	Notices

Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein will be in writing and will be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by email in each case to the addressee, as follows:

9.2.1	if to the Borrowers:

c/o Brookfield Asset Management Ltd.

Brookfield Place

181 Bay Street, Suite 100

Toronto, Ontario M5J 2T3

Attention: Kathy Sarpash

Email: kathy.sarpash@brookfield.com

9.2.2	if to the Lenders:

c/o Brookfield Asset Management ULC

Brookfield Place

181 Bay Street, Suite 100

Toronto, Ontario M5J 2T3

Attention: Kathy Sarpash

Email: kathy.sarpash@brookfield.com

Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement will be deemed to have been given on the date of receipt.

9.3	Waivers

No failure or delay by the Lenders in exercising any right or power hereunder will operate as a waiver thereof, nor will any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that it would otherwise have. Any waiver of any provision of this Agreement or consent to any departure by the Borrowers therefrom will be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of any Loan will not be construed as a waiver of any Default, regardless of whether the Lenders may have had notice or knowledge of such Default at the time.

9.4	Expenses; Indemnity

9.4.1

The Borrowers will pay (a) all reasonable out-of-pocket expenses incurred by the Lenders, including the reasonable fees, charges and disbursements of external counsel for the Lenders in connection with the negotiation and preparation of this Agreement (whether or not the transactions contemplated hereby will be consummated), the management and administration of Loans and this Agreement (whether or not any Borrowings are made hereunder) and any amendments, modifications or waivers of the provisions of this Agreement, and (b) all out-of-pocket expenses incurred by the Lenders, including the fees, charges and disbursements of external counsel for the Lenders in connection with the collection, enforcement or protection of the Lenders’ rights in connection with this Agreement, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Credit Facility and the Loans.

9.4.2

The Borrowers will indemnify the Lenders, its directors, officers and employees (each such Person including the directors, officers and employees herein referred to as an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, cost recovery actions, damages, expenses and liabilities of whatsoever nature or kind asserted by third parties, and all reasonable out-of-pocket expenses to which any Indemnitee may become subject arising out of or in connection with (a) the execution or delivery by the Lenders of this Agreement or any agreement or instrument contemplated hereby, the performance by the Lenders of their obligations hereunder and the consummation of the transactions contemplated hereunder, (b) any Loan or any actual or proposed use of the proceeds therefrom, (c) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto, (d) any other aspect of this Agreement, and (e) the enforcement of any Indemnitee’s rights hereunder and any related investigation, defence, preparation of defence, litigation and enquiries; provided that such indemnity will not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence, wilful misconduct or wilful material breach of this Agreement by such Indemnitee.

9.5	Currency Indemnity

If, for the purposes of obtaining judgment in any court in any jurisdiction with respect to this Agreement, it becomes necessary to convert into the currency of such jurisdiction (the “Judgment Currency”) any amount due under this Agreement in any currency other than the Judgment Currency (the “Currency Due”), then conversion shall be made at the rate of exchange prevailing on the Business Day before the day on which judgment is given. For this purpose “rate of exchange” means the rate at which the Lenders are able, on the relevant date, to purchase the Currency Due with the Judgment Currency in accordance with their normal practice. In the event that there is a change in the rate of exchange prevailing between the Business Day before the day on which the judgment is given and the date of receipt by the Lenders of the amount due, the Borrowers will, on the date of receipt by the Lenders, pay such additional amounts, if any, or be entitled to receive reimbursement of such amount, if any, as may be necessary to ensure that the amount received by the Lenders on such date is the amount in the Judgment Currency which when converted at the rate of exchange prevailing on the date of receipt by the Lenders is the amount then due under this Agreement in the Currency Due. If the amount of the Currency Due which the Lenders are so able to purchase is less than the amount of the Currency Due originally due to it, the Borrowers shall indemnify and save the Lenders harmless from and against all loss or damage arising as a result of such deficiency. This indemnity shall constitute an obligation separate and independent from the other obligations contained in this Agreement, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by the Lenders from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due under this Agreement or under any judgment or order.

9.6	Successors and Assigns; Addition of Lenders

9.6.1

The provisions of this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower may, without the prior written consent of the Lenders, assign or otherwise transfer any of its rights or obligations hereunder to any Person other than a Successor pursuant to a transaction that is completed in compliance with Section 6.1.

9.6.2	A Lender may assign to one or more assignees all or any portion of its rights and obligations under this Agreement at any time upon giving the Borrowers written notice thereof.

9.7	Survival

All covenants, agreements, representations and warranties made by the Borrowers herein will be considered to have been relied upon by the Lenders and will survive the execution and delivery of this Agreement and the making of any Loans, and all such covenants and agreements will continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Credit Facility has not expired or been terminated other than those amounts claimed or capable of being claimed under Sections of this Agreement which by the terms of this Agreement, survive termination of this Agreement. Sections 2.9, 9.4 and 9.7 will survive and remain in full force and effect, regardless of the repayment of the Obligations or the expiration or termination of the Credit Facility or this Agreement or any provision hereof.

9.8	Senior Indebtedness

The obligations hereunder are intended to (a) be “senior indebtedness” of each Borrower, (b) rank pari passu with other senior indebtedness of each Borrower, and (c) rank in priority to any obligations of each Borrower that are by their terms expressly subordinated.

9.9	Counterparts; Integration

This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which will constitute an original, but all of which when taken together will constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Lenders, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed original counterpart of a signature page of this Agreement by facsimile will be as effective as delivery of a manually executed original counterpart of this Agreement.

9.10	Electronic Signatures

The words “execution,” “signed,” “signature,” and words of like import in this Agreement shall be deemed to include electronic signatures or electronic records (including without limitation those generated by DocuSign and similar programs), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law.

9.11	Severability

Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof, and the invalidity of a particular provision in a particular jurisdiction will not invalidate such provision in any other jurisdiction.

9.12	Right of Set Off

If an Event of Default will have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender to or for the credit or the account of any Borrower against any of and all of the obligations of the Borrowers under this Agreement held by such Lender, irrespective of whether or not such Lender will have made any demand under this Agreement and although such obligations may be unmatured. The rights of the Lenders under this Section are in addition to other rights and remedies (including other rights of set off) which the Lenders may have.

9.13	Governing Law; Jurisdiction

This Agreement will be construed in accordance with and governed by the Laws of the Province of Ontario. Each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the Courts of the Province of Ontario.

9.14	Waiver of Jury Trial

Each party hereto waives, to the fullest extent permitted by Applicable Law, any right it may have to trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Agreement.

9.15	Headings

Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and will not affect the construction of, or be taken into consideration in interpreting, this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BROOKFIELD ASSET MANAGEMENT LTD., as Borrower

By:	/s/ Kathy Sarpash
Name: Kathy Sarpash Title: Authorized Signatory

BROOKFIELD ASSET MANAGEMENT ULC, as Lender

By:	/s/ Justin B. Beber
Name: Justin B. Beber Title: Director

[Signature Page- Manager Credit Facility]

EXHIBIT A

FORM OF BORROWING REQUEST

Date:•

The undersigned, Brookfield Asset Management Ltd. (the “Borrower”), refers to the Credit Agreement dated as of November 8, 2022 between, inter alia, the undersigned, as a Borrower, and Brookfield Asset Management ULC and the other Persons party thereto as Lenders, as Lenders (the “Credit Agreement”). Capitalized terms used herein and not otherwise defined herein will have the meanings assigned to such terms in the Credit Agreement.

The Borrower hereby gives you notice pursuant to Section 2.3 of the Credit Agreement that it requests a Borrowing under the Credit Agreement as follows:

(A)	Amount and Interest Period:a • Loan in the amount of $• [and with an Interest Period of • months].

(B)	Date of Borrowing:•

(C)	Account of the Borrower to which the funds are to be disbursed:•

(D)

The undersigned confirms having read the provisions of the Credit Agreement which are relevant to the furnishing of this Borrowing Request. The undersigned confirms that the Borrowers have complied with all conditions precedent for the requested Borrowing.

The Borrower hereby certifies that the representations and warranties of the Borrowers set forth in the Credit Agreement are true and correct on and as of the date hereof as if made as of the date hereof, and that no Default or Event of Default exists.

BROOKFIELD ASSET MANAGEMENT LTD.

Per:
Name:
Title:

EXHIBIT B

FORM OF DEPOSIT RECORD

•, 20•	Toronto, Ontario

FOR VALUE RECEIVED, • (“Depositee”), having its principal office at •, promises to pay on demand to the order of • (“Depositor”), having its principal office at •, the Principal Amounts (as defined below) as Depositor may from time to time advance to Depositee, together with interest from the date hereof at the Applicable Interest Rate (as defined below), calculated and compounded monthly, both before and after maturity, default and judgment and until actual payment, with interest on overdue interest at the same rate.

WHEREAS, Depositor may make deposits with Depositee from time to time (each a “Deposit”);

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

WHEN USED HEREIN, the following capitalized terms will have the following meanings:

“Applicable Interest Rate” will mean the rate specified in the attached grid schedule as applying to a Deposit from time to time.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City or Toronto, Canada are authorized or required by law to close.

“Deposit Date” will be the date of each advance under this Note.

“Deposits” mean, collectively, all Deposits advanced by Depositor to Depositee from time to time.

“Events of Default” means the occurrence of any of the following, each of which will constitute an Event of Default under this Note:

(i)	Failure to make any payment of interest or principal on this Note when due, or failure to pay the principal balance of this Note on demand; or

(ii)

Failure to pay any other amount payable pursuant to this Note when due and payable in accordance with the provisions hereof, with such failure continuing for ten (10) Business Days after Depositor delivers written notice thereof to Depositee; or

(iii)	Any default in the performance of the obligations pursuant to Section 3; or

(iv)	Any insolvency or bankruptcy of Depositee.

“Governmental Authority” will mean any nation or government, any federal, state, provincial, local or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Material Adverse Effect” will mean any event or condition that has a material adverse effect on the ability of Depositee to repay the principal and interest of the Obligations as they become due.

“Note” means this deposit record; and “Notes” means, collectively, all such deposit records evidencing Deposits advanced by Depositor to Depositee from time to time.

“Obligations” means all obligations, liabilities and indebtedness of every nature of Depositee from time to time owing to Depositor under or in connection with this Note and the Deposits (including all Principal Amounts and all interest accrued thereon).

“Payment Dates” will be • and • in each calendar year, commencing on •.

“Person” will mean an individual, a corporation, a partnership, an association, a trust, a limited liability company or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Principal Amount” will mean, with respect to any Deposit, the principal amount of such Deposit.

“Requirements of Law” will mean, as to any Person, the articles and by-laws or other organizational or governing documents of such Person, and any law, rule or regulation, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

1.	The Obligations will be due and payable in lawful money of [Canada/the United States of America] as follows:

(a)

On each Payment Date until this Note is paid in full on demand, Depositee will pay to Depositor all interest then accrued on each Principal Amount at the Applicable Interest Rate. Depositee may request, and Depositor may, in its sole discretion, agree that any interest payable by Depositee under this Note will continue to accrue until such date as Depositor may agree to.

(b)	On demand, but in any event, no later than •, Depositee will pay to Depositor the Obligations then outstanding.

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(c)

Amounts due on this Note will be payable, without any counterclaim, setoff or deduction whatsoever except for any withholding taxes that Depositee is required to withhold at law, at the office of Depositor or its agent or designee at the address set forth in the first paragraph of this Note or at such other place as Depositor or its agent or designee may from time to time designate in writing.

(d)

Depositee acknowledges that the actual recording of amounts advanced and amounts paid on the attached grid schedule shall, in the absence of manifest error, be prima facie evidence of the same; provided that the failure of Depositor to record the same on the grid schedule shall not affect the obligation of the undersigned to pay or repay the amounts advanced by Depositor, together with interest thereon at the Applicable Interest Rate.

2.

In order to induce Depositor to make the Deposits, Depositee makes the following representations and warranties as of each Deposit Date, each of which will survive the effectiveness of this Note, the execution and delivery hereof and the making of the Deposits:

(a)

Depositee (i) is duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation, (ii) is duly authorized and qualified to do business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the failure to be so qualified and in good standing would not result in a Material Adverse Effect, and (iii) has all powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted or as it is presently proposed to be conducted except where the failure to have the same would not result in a Material Adverse Effect.

(b)

Depositee has the power and authority to execute, deliver and carry out the terms and provisions of this Note and has taken all necessary action to authorize the execution and delivery on behalf of Depositee and the performance by Depositee hereof. Depositee has duly executed and delivered this Note and this Note constitutes the legal, valid and binding obligation of Depositee, enforceable against Depositee in accordance with its terms.

(c)

Neither the execution, delivery or performance by Depositee of this Note, nor compliance by Depositee with the terms and provisions hereof, nor the consummation of the transactions contemplated hereby, (i) will contravene any applicable provision of any material law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality that is binding on Depositee or its property, or (ii) will conflict, in any material respect, with or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a material default under, any agreement to which Depositee is a party or by which it or any of its assets is bound.

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3.	Depositee covenants and agrees that so long as the Deposits are outstanding and until payment in full of all of the Obligations, unless Depositor has otherwise given its prior written consent:

(a)

Depositee will at all times maintain its existence and preserve and keep in full force and effect its rights and franchises material to its businesses, except where the loss or termination of such rights and franchises would not have a Material Adverse Effect;

(b)

Depositee will remain qualified to do business and maintain its good standing in each jurisdiction in which the nature of its business and the ownership of its property requires it to be so qualified and in good standing, except where noncompliance would not have a Material Adverse Effect; and

(c)	Depositee will comply with all Requirements of Law, except where noncompliance would not have a Material Adverse Effect.

4.	Depositee may prepay the Principal Amount of any Deposit in full or in part at any time together with all interest accrued on such prepaid amount.

5.

If Depositee defaults in the payment of any payment that is due on any Payment Date (or such later date as Depositor has agreed pursuant to section 1(a) that such installment is due), then Depositee will pay to Depositor a late payment charge in an amount equal to five percent (5%) of the amount of the installment not paid as aforesaid. Said late charge payments, if payable, will be payable without notice or demand by Depositor, and are independent of and have no effect upon the rights of Depositor under paragraph 1 above.

6.	This Note will be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

7.

Depositee will execute and acknowledge (or cause to be executed and acknowledged) and deliver to Depositor all documents, and take all actions, reasonably required by Depositor from time to time to confirm the rights created or now or hereafter intended to be created under this Note, to protect and further the validity and enforceability of this Note, or to otherwise carry out the purposes of this Note and the transactions contemplated hereunder; provided, however, that no such further actions, assurances and confirmations will increase Depositee’s obligations under this Note.

8.

No modification, amendment, extension, discharge, termination or waiver (a “Modification”) of this Note or any provision thereof, nor consent to any departure by Depositee therefrom, will in any event be effective unless the same will be in a writing signed by Depositor, and then such waiver or consent will be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly agreed to by Depositor in writing, no Modification will entitle Depositee to any other or future Modification, whether in the same, similar or other circumstances. The Depositor does not hereby agree to, nor does Depositor hereby commit itself to, enter into any Modification.

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IN WITNESS WHEREOF, Depositee has caused this Note to be executed and delivered as of the day and year first above written.

• [DEPOSITEE]

By:
Name:
Title:

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Currency: [Canadian Dollars/US Dollars]

DATE	DEPOSIT NUMBER	ADVANCES	APPLICABLE INTEREST RATE	PRINCIPAL PAYMENTS	UNPAID BALANCE	NOTATION MADE BY
1